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                                                                    Exhibit 99.1

Immediately

INVESTOR RELATIONS:  Eric Norris (215) 299-6538
MEDIA: Jeff Jacoby (215) 299-5896


FMC Surprised and Disappointed by Moody's Action

PHILADELPHIA - June 13, 2002 - FMC Corporation (NYSE: FMC) responded today to the downgrade by Moody's Investors Service of FMC's credit ratings of its indebtedness from Baa3/Prime-3 to Ba1/Not-Prime in an announcement made earlier today. Moody's announcement follows last week's action by Standard and Poor's Rating Services (S&P) in which it reaffirmed its investment-grade credit rating and stable outlook for FMC.

Chairman, President and CEO William G. Walter said: "While we are gratified by S&P's action to maintain FMC's investment-grade rating, we are extremely disappointed by Moody's action, which we believe reflects its lack of understanding of the strong fundamentals of FMC's businesses and industry dynamics. Further, although we had no assurances, based upon our discussions with Moody's, we were led to believe that they would view an equity offering by FMC coupled with a refinancing of our debt later this year as sufficient to maintain our investment-grade rating. Clearly Moody's outlook for the economy and the chemical industry is much more negative than ours and the views of many others. The action by Moody's before we had the opportunity to take the next steps in our refinancing plan is surprising. Despite Moody's action, we are confident that FMC has adequate liquidity to support all our business operations and to complete our refinancing before upcoming maturities come due near year-end."

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2001 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.